EXHIBIT 99.1
News
Release

Contact:	Robert Copple 972-665-1000
>For Immediate Release...
CINEMARK USA, INC. REPORTS RESULTS FOR FIRST QUARTER 2006
     Plano, TX, May 12, 2006 — Cinemark USA, Inc., one of the leaders in the motion picture exhibition industry, today reported results for the three months ended March 31, 2006.
     Cinemark USA, Inc.’s revenues for the three months ended March 31, 2006 increased 3.5% to $246.0 million from $237.7 million for the three months ended March 31, 2005. The increase was primarily related to a 5.7% increase in average ticket prices and a 10.0% increase in concession revenues per patron, partially offset by a 3.8% decrease in attendance. Operating income for the three months ended March 31, 2006 was $27.3 million compared with operating income of $29.2 million for the three months ended March 31, 2005. Earnings before interest, taxes, depreciation, amortization, and other non-cash expenditures (“Adjusted EBITDA”) for the three months ended March 31, 2006 increased 1.3% to $49.7 million from $49.1 million for the three months ended March 31, 2005. The Company’s Adjusted EBITDA margin was 20.2% for the three months ended March 31, 2006. Net income for the three months ended March 31, 2006 was $13.9 million compared to net income of $12.1 million for the three months ended March 31, 2005.
     Cinemark USA, Inc. continues to be a leader in the development of stadium seating multiplex theatres. During the three months ended March 31, 2006, the Company opened five new theatres with a total of 49 screens. On March 31, 2006, the Company’s aggregate screen count was 3,370, with screens in the United States, Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. As of March 31, 2006, the Company had signed commitments to open 16 new theatres with 187 screens by the end of 2006 and open eight new theatres with 94 screens subsequent to 2006.
     The Company intends that this press release be governed by the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 (the “PSLR Act”) with respect to statements that may be deemed to be forward-looking statements under the PSLR Act. Such forward-looking statements may include, but are not limited to, the Company and any of its subsidiaries’ long-term theatre strategy. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors.
     The Company, headquartered in Plano, TX, has a website at www.cinemark.com where customers can view showtimes and purchase tickets.

Cinemark USA, Inc.
Financial and Operating Summary
(unaudited, in thousands)

	Three months ended
	March 31,
	2006	2005
Statement of Income data:
Theatre revenues	$245,989	$237,681
Film rentals and advertising	78,948	78,901
Concession supplies	12,040	11,745
Facility lease expense	35,827	32,891
Other theatre operating expenses	56,647	53,462
General and administrative expenses	14,046	12,295
Depreciation, amortization and impairment of long-lived assets	20,445	18,480
Loss on sale of assets and other	728	688

Total costs and expenses	218,681	208,462

Operating Income	27,308	29,219
Interest expense (1)	12,529	11,267
Other income	(493)	(742)

Income before income taxes	15,272	18,694
Income taxes	1,340	6,641

Net income	$13,932	$12,053

Other Financial Data:
Adjusted EBITDA (4)	$49,730	$49,092
Adjusted EBITDA margin	20.2%	20.7%
Other Operating Data:
Domestic Attendance (patrons)	24,639	24,932
International Attendance (patrons)	13,869	15,093

Worldwide Attendance (patrons)	38,508	40,025

	As of	As of
	March 31,	December 31,
	2006	2005
Balance Sheet Data:
Cash and cash equivalents	$150,272	$182,180
Theatre properties and equipment, net	795,740	790,566
Total assets	1,073,380	1,097,740
Long-term debt, including current portion	617,900	620,277
Shareholder’s equity	272,082	251,172

Reconciliation of Adjusted EBITDA
(unaudited in thousands)

	Three months ended
	March 31,
	2006	2005
Net income	$13,932	$12,053
Income taxes	1,340	6,641
Interest expense (1)	12,529	11,267
Other income	(493)	(742)

Operating income	27,308	29,219
Add: Depreciation, amortization and impairment of long-lived assets	20,445	18,480
Add: Loss on sale of assets and other	728	688
Add: Stock option compensation expense (2)	716	—
Add: Deferred lease expenses (3)	533	705

Adjusted EBITDA (4)	$49,730	$49,092

(1)	Includes amortization of debt issue costs and excludes capitalized interest.

(2)	Non-cash expense included in general and administrative expenses.

(3)	Non-cash expense included in facility lease expense.

(4)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, other income, depreciation, amortization and impairment of long-lived assets, loss on sale of assets and other, stock option compensation expense and changes in deferred lease expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income or operating income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The calculation of Adjusted EBITDA is consistent with the definition of EBITDA in our senior subordinated notes indentures. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

For more information contact: Robert Copple, Chief Financial Officer (972) 665-1000